Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2021 Results

-	Reported Third Quarter 2021 Operating Income of $12.6 million and Net Income of $8.9 million compared to Operating Income of $23.7 million and Net Income of $21.2 million for the Third Quarter 2020
-

Generated Third Quarter 2021 Adjusted EBITDA of $35.9 million and Distributable Cash Flow of $30.4 million compared to Third Quarter 2020 Adjusted EBITDA of $30.0 million and Distributable Cash Flow of $29.7 million

-	Reported Third Quarter 2021 Gross Profit for the Wholesale Segment of $48.2 million compared to $42.8 million of Gross Profit for the Third Quarter 2020
-

Distributed 354.6 million wholesale fuel gallons during the Third Quarter 2021 at an average wholesale fuel margin per gallon of 9.6 cents compared to 327.4 million wholesale fuel gallons at an average wholesale fuel margin per gallon of 9.4 cents during the Third Quarter 2020, an increase of 8% in gallons distributed and an increase of 2% in margin per gallon

-	Reported Third Quarter 2021 Gross Profit for the Retail Segment of $27.9 million compared to $19.5 million of Gross Profit for the Third Quarter 2020
-

Retail segment sold 110.5 million retail fuel gallons during the Third Quarter 2021, including 49.4 million same store retail fuel gallons, a 14% increase compared to 43.2 million same store retail fuel gallons sold during the Third Quarter 2020

-	The Distribution Coverage Ratio was 1.53 times for the three months ended September 30, 2021 and 1.22 times for the trailing twelve months ended September 30, 2021
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2021
-	Through September 30, 2021, CrossAmerica had closed on 98 properties related to the previously announced acquisition of 106 convenience store properties from 7-Eleven, Inc.

Allentown, PA November 8, 2021 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2021.

“We had another strong quarter despite continuing challenges from COVID and the crude oil price environment. As of today, we have also closed on substantially all of the assets from our 7-Eleven acquisition,” said Charles Nifong, CEO and President of CrossAmerica. “Our results this quarter reflect the benefit of these newly acquired assets as well as the positive impact of our ongoing strategic initiatives on our overall business. We remain highly focused on the successful integration of our new sites and on executing our strategic plan to further drive our profitability.”

Third Quarter Results

Consolidated Results

CrossAmerica reported Operating Income of $12.6 million and Net Income of $8.9 million or earnings of $0.23 per diluted common unit for the third quarter 2021. For the same period in 2020, the Partnership reported Operating Income of $23.7 million and Net Income of $21.2 million or $0.56 per diluted common unit. During the third quarter 2020, Operating and Net Income both benefited from a $12.9 million gain on dispositions, primarily driven by gains related to the properties sold in the asset exchanges with Circle K.

Adjusted EBITDA was $35.9 million for the third quarter 2021 compared to $30.0 million for the same period in 2020, representing an increase of 20% (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the third quarter 2021, CrossAmerica’s Wholesale segment generated $48.2 million in gross profit compared to $42.8 million in gross profit for the third quarter 2020, representing an increase of 13%. The Partnership distributed, on a wholesale basis, 354.6 million gallons of motor fuel at an average wholesale gross profit of $0.096 per gallon, resulting in motor fuel gross profit of $34.1 million. For the three-month period ended September 30, 2020, CrossAmerica distributed, on a wholesale basis, 327.4 million gallons of fuel at an average wholesale gross profit of $0.094 per gallon, resulting in motor fuel gross profit of $30.7 million. The 11% increase in motor fuel gross profit was driven by an 8% increase in fuel volume distributed and a 2% increase in fuel margin per gallon. The main drivers of the volume increase were the continuing recovery from the COVID-19 Pandemic, as well as the acquisition of assets from 7-Eleven. The Partnership’s wholesale fuel margin benefited from higher terms discount as a result of the higher crude prices during the quarter and from increased volume to CrossAmerica’s company operated retail sites.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the third quarter 2021 was $70.58 per barrel, a 73% increase, compared to the average daily spot price of $40.89 per barrel during the same period in 2020.

CrossAmerica’s gross profit from rent for the Wholesale segment was $13.3 million for the third quarter 2021 compared to $11.9 million for the third quarter 2020, representing an increase of 12%. The increase in rent was primarily driven by $0.5 million in rent concessions that impacted the third quarter 2020.

Operating expenses increased $0.4 million or 4%, primarily as a result of  increases in management fees and insurance expense.

Operating income for the Wholesale segment was $39.5 million for the third quarter 2021 compared to $34.5 million for the same period in 2020, an increase of 14%. As discussed above, the year-over-year increase was primarily driven by the increase in motor fuel gross profit.

Retail Segment

For the third quarter 2021, the Retail segment reported motor fuel gross profit of $7.8 million. For the same period in 2020, CrossAmerica generated motor fuel gross profit of $3.5 million. The $4.3 million or 122% increase in motor fuel gross profit was attributable to increased volume and higher fuel margins for the three months ended September 30, 2021 as compared to the same period in 2020.

The Retail segment sold 110.5 million of retail fuel gallons during the third quarter 2021, a 29% increase over third quarter 2020. This increased volume resulted from the increase in company operated sites as a result of the acquisition of assets from 7-Eleven as well as the continuing recovery from the COVID-19 Pandemic. Same store fuel volume for the third quarter 2021 increased to 49.4 million gallons from 43.2 million during the third quarter 2020, an increase of 14%.

CrossAmerica’s merchandise gross profit and other revenues increased $3.2 million and $0.5 million, respectively, as a result of the increase in company operated sites driven by the acquisition of assets from 7-Eleven. Merchandise gross profit percentage increased from 26.6% to 26.7% with same store merchandise sales flat for the third quarter 2021 when compared to the third quarter 2020. Same store merchandise sales increased 9% for the third quarter 2021 when compared to the third quarter 2019.

Operating expenses increased $6.7 million or 35% primarily due to a $4.4 million increase as a result of the acquisition of assets from 7-Eleven and higher employment costs at the company operated sites acquired in the April 2020 acquisition of retail and wholesale assets.

Operating income for the Retail segment was $2.0 million for the third quarter 2021 compared to $0.3 million for the third quarter 2020, primarily as a result of changes in operations noted above.

Acquisition Activity

As of September 30, 2021, CrossAmerica had closed on 98 sites for total consideration of $262.0 million, including inventory and other working capital, of its previously announced acquisition of 106 convenience store properties from 7-Eleven. As of November 4, 2021, the Partnership had closed on five additional properties for a purchase price of $10.4 million, including inventory and other working capital. CrossAmerica anticipates closing on the final three properties, once it is in receipt of all required operational licenses and permits.

Divestment of Assets

During the three and nine months ended September 30, 2021, CrossAmerica sold 14 and 23 properties for $4.9 million and $8.8 million in proceeds, respectively.

Liquidity and Capital Resources

As of September 30, 2021, CrossAmerica had $636.7 million outstanding under its CAPL Credit Facility and $160.0 million outstanding under its JKM Credit Facility. As of November 4, 2021, after taking into consideration debt covenant restrictions, approximately $84.6 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, which excludes any pro forma EBITDA from CrossAmerica’s recent acquisition, was 5.4 times as of September 30, 2021. As of September 30, 2021, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On October 21, 2021, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter 2021. As previously announced, the distribution will be paid on November 10, 2021 to all unitholders of record as of November 3, 2021. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $30.4 million for the three-month period ended September 30, 2021, compared to $29.7 million for the same period in 2020. The 2% increase in Distributable Cash Flow was primarily due to the overall performance of both the Wholesale and Retail segments, offset by a $3.8 million tax benefit recorded in the third quarter 2020. The Distribution Coverage Ratio for the current quarter was 1.53 times compared to 1.50 times for the third quarter 2020. For the trailing twelve-month periods ended September 30, 2021 and September 30, 2020, the Distribution Coverage Ratio was 1.22 and 1.24 times, respectively (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Conference Call

The Partnership will host a conference call on November 9, 2021 at 9:00 a.m. Eastern Time to discuss third quarter 2021 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 8674133#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$8,247	$513
Accounts receivable, net of allowances of $339 and $429, respectively	39,169	28,519
Accounts receivable from related parties	836	931
Inventory	39,552	23,253
Assets held for sale	3,901	9,898
Other current assets	18,290	11,707
Total current assets	109,995	74,821
Property and equipment, net	756,642	570,856
Right-of-use assets, net	170,939	167,860
Intangible assets, net	120,308	92,912
Goodwill	100,115	88,764
Other assets	22,006	19,129
Total assets	$1,280,005	$1,014,342

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$9,923	$2,631
Current portion of operating lease obligations	34,828	31,958
Accounts payable	85,717	63,978
Accounts payable to related parties	9,205	5,379
Accrued expenses and other current liabilities	24,527	23,267
Motor fuel and sales taxes payable	23,233	19,735
Total current liabilities	187,433	146,948
Debt and finance lease obligations, less current portion	795,626	527,299
Operating lease obligations, less current portion	141,979	141,380
Deferred tax liabilities, net	13,917	15,022
Asset retirement obligations	45,430	41,450
Other long-term liabilities	34,071	32,575
Total liabilities	1,218,456	904,674

Commitments and contingencies

Equity:
Common units—37,891,701 and 37,868,046 units issued and outstanding at September 30, 2021 and December 31, 2020, respectively	61,396	112,124
Accumulated other comprehensive income (loss)	153	(2,456)
Total equity	61,549	109,668
Total liabilities and equity	$1,280,005	$1,014,342

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating revenues (a)	$985,122	$591,022	$2,501,740	$1,381,119
Costs of sales (b)	909,391	528,750	2,306,047	1,225,470
Gross profit	75,731	62,272	195,693	155,649

Income from CST Fuel Supply equity interests	—	—	—	3,202
Operating expenses:
Operating expenses (c)	34,548	27,508	95,021	63,328
General and administrative expenses	9,903	5,363	24,429	15,440
Depreciation, amortization and accretion expense	19,118	18,590	56,732	51,867
Total operating expenses	63,569	51,461	176,182	130,635
Gain on dispositions and lease terminations, net	426	12,881	375	79,237
Operating income	12,588	23,692	19,886	107,453
Other income, net	127	143	419	358
Interest expense	(4,928)	(3,522)	(12,295)	(13,183)
Income before income taxes	7,787	20,313	8,010	94,628
Income tax benefit	(1,065)	(892)	(1,664)	(3,868)
Net income	8,852	21,205	9,674	98,496
IDR distributions	—	—	—	(133)
Net income available to limited partners	$8,852	$21,205	$9,674	$98,363

Basic and diluted earnings per common unit	$0.23	$0.56	$0.26	$2.64

Weighted-average limited partner units:
Basic common units	37,887,493	37,867,647	37,877,273	37,202,087
Diluted common units	37,906,799	37,868,610	37,898,036	37,202,087

Supplemental information:
(a) includes excise taxes of:	$62,427	$47,222	$156,180	$95,929
(a) includes rent income of:	21,498	19,747	62,832	62,859
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,968	6,036	17,912	19,088
(c) includes rent expense of:	3,353	3,310	9,814	5,832

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$9,674	$98,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	56,732	51,867
Amortization of deferred financing costs	1,182	781
Credit loss expense	70	1,014
Deferred income tax benefit	(2,199)	(4,047)
Equity-based employee and director compensation expense	1,096	83
Gain on dispositions and lease terminations, net	(375)	(87,225)
Changes in operating assets and liabilities, net of acquisitions	10,087	25,534
Net cash provided by operating activities	76,267	86,503

Cash flows from investing activities:
Principal payments received on notes receivable	151	246
Proceeds from Circle K in connection with CST Fuel Supply Exchange	—	23,049
Proceeds from sale of assets	11,012	13,757
Capital expenditures	(32,370)	(24,439)
Cash paid in connection with acquisitions, net of cash acquired	(261,993)	(28,244)
Net cash used in investing activities	(283,200)	(15,631)

Cash flows from financing activities:
Borrowings under revolving credit facilities	167,000	159,098
Repayments on revolving credit facilities	(43,452)	(170,580)
Borrowings under the Term Loan Facility	159,950	—
Payments of finance lease obligations	(1,944)	(1,830)
Payments of deferred financing costs	(7,135)	—
Distributions paid on distribution equivalent rights	(93)	(8)
Distributions paid to holders of the IDRs	—	(133)
Distributions paid on common units	(59,659)	(57,871)
Net cash provided by (used in) financing activities	214,667	(71,324)
Net increase (decrease) in cash and cash equivalents	7,734	(452)

Cash and cash equivalents at beginning of period	513	1,780
Cash and cash equivalents at end of period	$8,247	$1,328

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross profit:
Motor fuel–third party	$18,180	$15,505	$52,232	$40,722
Motor fuel–intersegment and related party	15,943	15,181	33,633	38,023
Motor fuel gross profit	34,123	30,686	85,865	78,745
Rent gross profit	13,264	11,853	38,730	38,244
Other revenues	795	290	2,658	1,705
Total gross profit	48,182	42,829	127,253	118,694
Income from CST Fuel Supply equity interests (a)	—	—	—	3,202
Operating expenses	(8,686)	(8,329)	(29,608)	(26,912)
Operating income	$39,496	$34,500	$97,645	$94,984
Motor fuel distribution sites (end of period): (b)
Motor fuel–third party
Independent dealers (c)	676	683	676	683
Lessee dealers (d)	643	672	643	672
Total motor fuel distribution–third party sites	1,319	1,355	1,319	1,355
Motor fuel–intersegment and related party
Commission agents (Retail segment) (d)	200	211	200	211
Company operated retail sites (Retail segment) (e)	248	149	248	149
Total motor fuel distribution–intersegment and related party sites	448	360	448	360
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,325	1,345	1,330	1,253
Motor fuel-intersegment and related party distribution	395	364	368	327
Total motor fuel distribution sites	1,720	1,709	1,698	1,580
Volume of gallons distributed (in thousands)
Third party	244,545	242,826	700,645	613,250
Intersegment and related party	110,087	84,541	277,392	195,008
Total volume of gallons distributed	354,632	327,367	978,037	808,258

Wholesale margin per gallon	$0.096	$0.094	$0.088	$0.097

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply. The CST Fuel Supply Exchange closed on March 25, 2020.
(b)	In addition, as of September 30, 2021 and 2020, CrossAmerica distributed motor fuel to 14 sub-wholesalers who distributed to additional sites.
(c)

The decrease in the independent dealer site count was primarily attributable to loss of contracts, most of which were lower margin, partially offset by the increase in independent dealer sites as a result of the real estate rationalization effort and the resulting reclassification of the sites from a lessee dealer or commission site to an independent dealer site when CrossAmerica continues to supply the sites after divestiture.

(d)	The decreases in the lessee dealer and commission agent site counts were primarily attributable to the real estate rationalization effort.
(e)	The increase in the company operated site count was primarily attributable to the 98 company operated sites from the acquisition of assets from 7-Eleven.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross profit:
Motor fuel	$7,750	$3,487	$18,120	$7,176
Merchandise	15,543	12,305	37,876	21,689
Rent	2,266	1,858	6,190	5,527
Other revenue	2,310	1,825	6,480	3,046
Total gross profit	27,869	19,475	68,666	37,438
Operating expenses	(25,862)	(19,179)	(65,413)	(36,416)
Operating income	$2,007	$296	$3,253	$1,022

Retail sites (end of period):
Commission agents (a)	200	211	200	211
Company operated retail sites (b)	248	149	248	149
Total system sites at the end of the period	448	360	448	360

Total system operating statistics:
Average retail fuel sites during the period	395	359	368	289
Volume of gallons sold (in thousands)	110,523	85,902	278,564	177,855

Commission agents statistics:
Average retail fuel sites during the period	201	209	203	196

Company operated retail site statistics:
Average retail fuel sites during the period	194	150	165	93
Same store fuel volume (c)	49,444	43,232	n/a	n/a
Same store merchandise sales (c)	$43,604	$43,605	n/a	n/a
Merchandise gross profit percentage	26.7%	26.6%	26.8%	26.1%

(a)	The decrease in the commission site count was primarily attributable to the real estate rationalization effort.
(b)	The increase in the company operated site count was primarily attributable to the 98 company operated sites from the acquisition of assets from 7-Eleven.
(c)

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales includes store and cigarette sales and excludes branded food sales and other revenues such as lottery commissions and car wash sales. Since CrossAmerica did not have any company operated sites in 2020, until the acquisition of retail and wholesale assets closed in April 2020, there are no same store metrics to present for the nine months ended September 30, 2021 and 2020.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax benefit or expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income available to limited partners	$8,852	$21,205	$9,674	$98,363
Interest expense	4,928	3,522	12,295	13,183
Income tax benefit	(1,065)	(892)	(1,664)	(3,868)
Depreciation, amortization and accretion expense	19,118	18,590	56,732	51,867
EBITDA	31,833	42,425	77,037	159,545
Equity-based employee and director compensation expense	342	35	1,096	83
Gain on dispositions and lease terminations, net (a)	(426)	(12,881)	(375)	(79,237)
Acquisition-related costs (b)	4,141	385	8,502	2,578
Adjusted EBITDA	35,890	29,964	86,260	82,969
Cash interest expense	(4,267)	(3,261)	(11,113)	(12,401)
Sustaining capital expenditures (c)	(975)	(745)	(3,407)	(1,792)
Current income tax (expense) benefit (d)	(214)	3,784	(548)	7,452
Distributable Cash Flow	$30,434	$29,742	$71,192	$76,228
Weighted-average diluted common units	37,907	37,869	37,898	37,202
Distributions paid per limited partner unit (e)	$0.5250	$0.5250	$1.5750	$1.5750
Distribution Coverage Ratio (f)	1.53x	1.50x	1.19x	1.30x

(a)

CrossAmerica recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $0.4 million and $1.5 million for the three and nine months ended September 30, 2021, respectively. During the three months ended September 30, 2020, CrossAmerica recorded gains on the sale of CAPL properties in connection with the asset exchange with Circle K of $11.4 million and $19.3 million for the three and nine months ended September 30, 2020, respectively. The Partnership also recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $2.2 million and $4.0 million for the three and nine months ended September 30, 2020, respectively. During the nine months ended September 30, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. Also, during the nine months ended September 30, 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Consistent with prior divestitures, the current income tax expense (benefit) excludes income tax incurred on the sale of sites.
(e)

On October 21, 2021, the Board approved a quarterly distribution of $0.5250 per unit attributable to the third quarter of 2021. The distribution is payable on November 10, 2021 to all unitholders of record on November 3, 2021.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,800 locations and owns or leases approximately 1,200 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.